Exhibit 4.2
PRECISION DRILLING TRUST
EMPLOYEE TRUST UNIT OPTION PLAN
·, 2009

PRECISION DRILLING TRUST
EMPLOYEE TRUST UNIT OPTION PLAN
1.	The Plan

A trust unit option plan pursuant to which Options to purchase Trust Units may be granted to the officers and key employees of the Precision Group is hereby established on the terms set forth below.

2.	Purpose

The purpose of this Plan is to advance the interests of the Precision Group by encouraging the officers and key employees of the Precision Group to acquire Trust Units, thereby (i) increasing the proprietary interests of such persons in the Trust, (ii) aligning the interests of such persons with the interests of the unitholders of the Trust generally, (iii) encouraging such persons to remain associated with the Precision Group and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Precision Group.

3.	Defined Terms

3.1	Where used herein, the following terms shall have the following meanings, respectively:

“Black-Out Period” means the period of time when, pursuant to any policies of the Trust, any securities of the Trust may not be traded by certain Persons as designated by the Trust, including any holder of an Option;

“Board” means the board of directors of the Corporation;

“Canadian Option” means an Option pursuant to which the Option Price is stated and payable in Canadian dollars;

“Canadian SIFT Rules” means the rules provided for by the ITA concerning “Specified Investment Flow-Through” or “SIFT” entities;

“Cause” means, unless otherwise defined in the applicable agreement evidencing the grant of an Option hereunder, any act or omission that would entitle the Employer to terminate the Participant’s employment without notice or compensation under the common law for just cause, including, without in any way limiting its meaning under the common law:
(i)	any improper conduct by the Participant which is materially detrimental to the Employer; or

(ii)	the willful failure of the Participant to properly carry out his or her duties on behalf of the Employer or to act in accordance with the reasonable direction of the Employer;

“Change of Control” means the occurrence of any of:
(i)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Trust or the Corporation or any wholly-owned subsidiary of the Trust or the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (Alberta)) of, or acquires the right to exercise control or direction over, securities of the Trust or the Corporation representing 50% or more of the then issued and outstanding voting securities of the Trust or the Corporation, as the case may be, in any manner whatsoever, including, without limitation, as a result of a takeover bid, an issuance or exchange of securities, an amalgamation of the Trust or the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Trust or the Corporation to a Person or any group of two or more Persons acting jointly or in concert (other than a wholly-owned subsidiary of the Trust or the Corporation or in connection with an income or royalty trust reorganization);

(iii)	the dissolution or liquidation of the Corporation or the Trust, as the case may be, except in connection with the distribution of assets of the Trust or the Corporation to one or more Persons which were wholly-owned subsidiaries of the Trust or the Corporation prior to such event or in connection with an income trust or royalty trust reorganization;

(iv)	the occurrence of a transaction requiring approval of the Trust’s unitholders whereby the Trust or the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than an exchange of securities with a wholly-owned subsidiary of the Trust or the Corporation or an income or royalty trust reorganization); or

(v)	the Board passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;
provided that an event described in this definition shall not constitute a Change of Control where such event occurs as a result of a Permitted Reorganization;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Constructive Dismissal” has the meaning ascribed thereto pursuant to the common law, unless otherwise defined in the applicable agreement evidencing the grant of an Option hereunder, and shall include, without in any way limiting its meaning under the common law, any material change (other than a change which is clearly consistent with a promotion) imposed by the Employer without the Participant’s consent to the Participant’s title, responsibilities or reporting relationships, or a reduction of the Participant’s compensation except where such reduction is applicable to all officers, if the Participant is an officer, or all employees, if the Participant is an employee, of the Employer;

“Continuing Entity” has the meaning set out in Section 10.1;

“Continuing Entity Options” has the meaning set out in Section 10.1;

“Control Period” means the period commencing on the date of the Change of Control and ending 180 days after the date of the Change of Control;

“Corporation” means Precision Drilling Corporation and includes any successor corporation thereto;

“Date of Grant” of an Option means the date an Option is granted to a Participant under the Plan;

“Disability” means where the Participant:
(i)	is to a substantial degree unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfill his obligations as an officer or employee of the Employer either for any consecutive 12 month period or for any period of 18 months (whether or not consecutive) in any consecutive 24 month period; or

(ii)	is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs;
"Employer” means with respect to a Participant, the entity in the Precision Group that employs the Participant or that employed the Participant immediately prior to his or her Termination Date;

“Fair Market Value” means, on any particular date, the fair market value of a Trust Unit as determined by the Board in accordance with the following:
(i)	in respect of a Trust Unit issuable upon the exercise of a Canadian Option, the Fair Market Value shall mean the weighted average trading price of a Trust Unit on the TSX during the last five trading days prior to that particular date on which at least a board lot of Trust Units has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices; provided, however, that if the Trust Units are not then listed and posted for trading on the TSX, then the Fair Market Value shall mean the weighted average trading price of a Trust Unit on the NYSE during the last five trading days prior to that particular date on which at least a board lot of Trust Units has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices converted to Canadian dollars using the Noon Buying Rate; and provided further, that if the Trust Units are not then listed and posted for trading on the NYSE, then the Fair Market Value shall mean the weighted average trading price of a Trust Unit on such stock exchange in Canada or the United States on which the Trust Units are then listed and posted for trading during the last five trading days prior to that particular date (and, if in United States dollars, converted to Canadian dollars using the Noon Buying Rate) or, if the Trust Units are not then listed and posted for trading on any stock exchange in Canada or the United States, then the Fair Market Value shall mean the fair market value per Trust Unit (in Canadian dollars) as determined by the Board in its sole discretion and to the extent applicable, in accordance with Section 409A of the Code;

(ii)	in respect of a Trust Unit issuable upon the exercise of a U.S. Option, the Fair Market Value shall mean the weighted average trading price of a Trust Unit on the NYSE during the last five trading days prior to that particular date on which at least a board lot of Trust Units has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices; provided, however, that if the Trust Units are not then listed and posted for trading on the NYSE, then the Fair Market Value shall mean the weighted average trading price of a Trust Unit on the TSX during the last five trading days prior to that particular date on which at least a board lot of Trust Units has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices converted to United States dollars using the Noon Buying Rate; and provided further, that if the Trust Units are not then listed and posted for trading on the TSX, then the Fair Market Value shall mean the weighted average trading price of a Trust Unit on such stock exchange in Canada or the United States on which the Trust Units are then listed and posted for trading during the last five trading days prior to that particular date (and, if in Canadian dollars, converted to United States dollars using the Noon Buying Rate) or, if the Trust Units are not then listed and posted for trading on any stock exchange in Canada or the United States, then the Fair Market Value shall mean the fair market value per Trust Unit (in United States dollars) as determined by the Board in its sole discretion and to the extent applicable, in accordance with Section 409A of the Code; and

(iii)	the Fair Market Value of a Trust Unit shall be rounded up to the nearest whole cent;
“Insider” means an insider as defined in the TSX Company Manual, as amended from time to time;

“ITA” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.), c. 1, including the regulations promulgated thereunder, as amended from time to time;

“Leave of Absence” means any period during which, pursuant to the prior written approval of the Participant’s Employer, the Participant is considered to be on an approved leave of absence but does not provide any services to his or her Employer;

“Noon Buying Rate” means the noon buying rate for the applicable currency published by the Bank of Canada on the relevant date;

“NYSE” means the New York Stock Exchange;

“Option” means an option to purchase Trust Units granted in accordance with the Plan by the Trust to an officer or other key employee of the Precision Group, subject to the provisions contained herein;

“Option Price” means, in respect of any particular Option, the price per Trust Unit at which Trust Units may be purchased under that Option, as the same may be adjusted in accordance with Article 8 hereof;

“Participant” means an officer or other key employee of the Precision Group to whom an Option has been granted and which Option, or portion thereof, remains unexercised and has not been surrendered;

“Permitted Reorganization” means a reorganization of the Precision Group in circumstances where the unitholdings, shareholdings or ultimate ownership remains substantially the same upon completion of the reorganization, and includes a reorganization, in a transaction or series of related transactions, of the Trust for the purposes of avoiding the application of the Canadian SIFT Rules and any related tax or trust, corporate or partnership reorganization or restructuring including, without limitation, the contemporaneous or, to the extent entered into in connection with such reorganization or restructuring, subsequent termination or winding-up of the Trust;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Plan” means this Trust Unit Option Plan of the Trust, as set out herein, as the same may be amended or varied from time to time;

“Precision Group” means the Trust and any corporations which the Trust controls, within the meaning of the ITA, and includes, for greater certainty, the Corporation;

“Restricted Options” has the meaning set out in Section 5.9;

”Retirement” means the normal retirement of the Participant from employment with the Employer or the early retirement of the Participant pursuant to any applicable retirement plan of the Employer;

“Substitution Event” means a Change of Control pursuant to which the Trust Units are converted into, or exchanged for, other property, whether in the form of securities of another entity, cash or otherwise;

“Termination Date” means the Participant’s last day of active employment with the Employer, regardless of the reason for the termination of employment;

“Trust” means Precision Drilling Trust, a mutual fund trust within the meaning of the ITA, and includes any successor mutual fund trust thereto, and any reference in this Plan to action by the Trust means action by or under the authority delegated to the Corporation or the Board or any Person or committee that has been designated for the purpose by the Corporation;

“Trust Units” means the trust units of the Trust as presently constituted, each of which represents an equal undivided beneficial interest in the Trust and any distributions from the Trust, or any trust units into which such trust units are changed, reclassified, subdivided, consolidated or converted or which are substituted for such trust units, or as such trust units may further be changed, reclassified, subdivided, consolidated, converted or substituted;

“TSX” means The Toronto Stock Exchange;

“U.S. Option” means an Option pursuant to which the Option Price is stated and payable in United States dollars; and

“U.S. Taxpayer” means a person who is a citizen or permanent resident of the United States for the purposes of the Code or for whom Options granted under the Plan would otherwise be subject to United States federal income taxation under the Code.

4.	Administration of the Plan

4.1	The Plan shall be administered by the Corporation. The Trust shall effect the grant of Options under the Plan, in accordance with determinations made by the Board pursuant to the provisions of the Plan, including as to:
(a)	the officers and other key employees of the Precision Group to whom Options will be granted;

(b)	the number of Trust Units which shall be the subject of each Option;

(c)	the Option Price in respect of each Option (subject to Section 5.7 hereof); and

(d)	any and all terms and conditions in addition to (and not inconsistent with) those contained herein which are to be attached to any or all such Options including, without limitation, whether the Options shall be Canadian Options or U.S. Options;
by the execution and delivery of instruments in writing in such form or forms as shall have been approved by the Board.

4.2	The Board may from time to time adopt such policies, guidelines, rules and regulations for administering the Plan as it may deem proper and in the best interests of the Trust and may, subject to applicable law, delegate any of its powers hereunder to a committee of the Board. To the extent the Board considers it desirable to meet the requirements of the performance-based compensation exception of Section 162(m) of the Code, the Plan shall be administered by a committee of two or more “outside directors” (within the meaning of Section 162(m) of the Code).

5.	Granting of Options

5.1	The Board from time to time may grant Options to such officers and other key employees of the Precision Group as the Board shall determine; provided, however, that Options may be granted to an officer or other key employee of the Precision Group who is a U.S. Taxpayer only if the corporation or entity (that is part of the Precision Group) for which he or she provides services would, together with the Trust, be classified as the “service recipient” (as defined in Section 409A of the Code) with respect to such officer or other key employee. Each grant of an Option shall be made by virtue of the employment of the Participant with the Precision Group and subject to the terms and conditions contained herein and may be subject to additional terms and conditions (not inconsistent herewith) determined by the Board from time to time. Unless otherwise provided in the applicable agreement evidencing the grant of an Option hereunder, all Options shall vest and become exercisable as follows:
(a)	1/3 of the Options shall vest on the first anniversary of the Date of Grant;

(b)	an additional 1/3 of the Options shall vest on the second anniversary of the Date of Grant; and

(c)	the final 1/3 of the Options shall vest on the third anniversary of the Date of Grant.
5.2	Options granted to any Participant shall be approved by the unitholders of the Trust if the rules of any stock exchange on which the Trust Units are listed require such approvals.

5.3	Unless prohibited by applicable law or rules of a stock exchange on which the Trust Units are listed for trading, Canadian Options or U.S. Options may be granted to a Participant without regard to such Participant’s domicile or residence for tax purposes. United States taxpayers that are Participants may receive Canadian Options and Canadian taxpayers that are Participants may receive U.S. Options.

5.4	The aggregate number of Trust Units reserved by the Trust for issuance under this Plan and all other security based compensation arrangements of the Trust shall not exceed 11,103,253 Trust Units, the aggregate number of Trust Units so reserved for issuance in any one fiscal year shall not exceed 1% of the issued and outstanding Trust Units and the aggregate number of Trust Units so reserved for issuance to any one individual shall not exceed 2% of the issued and outstanding Trust Units. The proportion of Trust Units reserved by the Trust for issuance under this Plan in any one fiscal year to any one individual shall not exceed 25% of the Trust Units so reserved for issuance under this Plan during such fiscal year.

5.5	(a) The number of Trust Units issuable to Insiders of the Trust or the Corporation, at any time, under all security based compensation arrangements of the Trust, including the Plan, cannot exceed 10% of the issued and outstanding Trust Units; and

(b)	The number of Trust Units issued to Insiders of the Trust or the Corporation, within any one year period, under all security based compensation arrangements of the Trust, including the Plan, cannot exceed 10% of the issued and outstanding Trust Units.
5.6	If any Option granted under this Plan shall expire or terminate for any reason without having been exercised or surrendered in full, any unpurchased Trust Units to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

5.7	The Board shall, at the time an Option is granted under this Plan, fix the Option Price in respect of such Option and such Option Price shall not be less than the Fair Market Value on the Date of Grant. If the Option is a Canadian Option, the Option Price shall be stated and payable in Canadian dollars, and if the Option is a U.S. Option, the Option Price shall be stated and payable in United States dollars.

5.8	Subject to Section 5.9, an Option must be exercised or surrendered within a period of time not exceeding seven years from the Date of Grant (or such shorter period of time as the Board may determine and specify in connection with the grant of the Option), otherwise the Option shall expire immediately after the applicable period.

5.9	Except if not permitted by the TSX or NYSE, if any Options may not be exercised due to any Black-Out Period being in effect at any time within the 3 business day period prior to the normal expiry date of such Options (the “Restricted Options”), the expiry date of all Restricted Options shall be extended for a period of 7 business days following the end of the Black-Out Period (or such longer period as permitted by the TSX or NYSE and approved by the Board).

6.	Exercise or Surrender of Options

6.1	Subject to the provisions of this Plan and the terms and conditions of the Option, an Option or any portion thereof may be exercised from time to time by delivery to the Trust c/o the Corporation at its registered office of a notice in writing signed by the Participant or, in the case of the Participant’s death or incapacity, the Participant’s legal personal representative. This notice shall state the intention of the Participant, or, in the case of the Participant’s death or incapacity, the Participant’s legal personal representative, to exercise the Option or a portion thereof and the number of Trust Units in respect of which the Option is then being exercised, and must be accompanied by payment to the Trust in full of the applicable Option Price (including any applicable withholding tax) in the currency in which the Option Price is denominated for the Trust Units which are the subject of the exercise.

6.2	As an alternative to the exercise of an Option pursuant to Section 6.1, a Participant shall be entitled, at his or her election, to surrender for cancellation, unexercised, any vested Option which is otherwise then exercisable and, in consideration for such surrender for cancellation, to receive a cash payment in an amount equal to the positive difference, if any, obtained by subtracting the aggregate Option Price of the surrendered Option from the then current Fair Market Value of the Trust Units subject to the surrendered Option, less applicable source withholdings. The Board has the sole discretion to consent or disapprove of the election of the Participant to surrender any vested Option pursuant to this Section 6.2. If the Board disapproves of the election, the Participant may (i) exercise the Option under Section 6.1, or (ii) retract the request to surrender such Option and retain the Option. If the Board approves of the election, the Board shall make the cash payment to the Participant in respect of the surrendered Option within 30 days. Any cash payment in accordance with this Section 6.2 shall be payable in Canadian dollars, if made with respect to a Canadian Option, and in United States dollars, if made with respect to a U.S. Option.

7.	Non-Assignability of Options

Each Option granted to a Participant is non-assignable and non-transferable except pursuant to laws of succession and, except in the case of the Participant’s death or incapacity, shall be exercisable or surrendered only by the Participant.

8.	Adjustments

8.1	Appropriate adjustments in the number of Trust Units subject to the Plan and, with respect to Options granted or to be granted, in the respective numbers of Trust Units optioned and in the respective Option Prices, shall be made by the Board to give effect to adjustments in the number of Trust Units resulting from subdivisions or consolidations of the Trust Units or the payment of distributions in kind of Trust Units by the Trust (other than distributions in kind of Trust Units paid in lieu of cash distributions in the ordinary course) or to give effect to reclassifications or conversions of the Trust Units or any other relevant changes in the authorized or issued capital of the Trust or any other event in respect of which, in the opinion of the Board, such an adjustment would be necessary to preserve the Participant’s rights hereunder and under the Options, in all such cases which occur subsequent to the approval of the Plan by the Board; provided that no Option shall be adjusted to result in the issuance of a fractional Trust Unit and all fractions shall be rounded down; provided further that an Option, which is intended to be exempt from Section 409A of the Code, shall be adjusted in accordance with Section 409A in order to remain exempt from Section 409A.

9.	Termination of Employment

9.1	Subject to Sections 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, and to the terms of any particular Option, all rights to purchase Trust Units pursuant to an Option or to surrender such Option shall expire and terminate immediately upon the Participant holding such Option ceasing to be an officer or employee of the Precision Group, provided that if such employment of the Participant is terminated for Cause, such rights shall terminate immediately upon notification being given to the Participant of such termination for Cause.

9.2	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of the death of the Participant, the unexercised part of such Option shall become fully vested and may be exercised or surrendered (including such part, if any, thereof which, but for this Section 9.2, would not otherwise be able to be exercised or surrendered) at any time within 12 months of the Participant’s Termination Date unless otherwise provided in the terms of a particular Option. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 12 month period.

9.3	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of Disability or Leave of Absence, such Option shall continue to vest in accordance with its terms and may be exercised (if such Option is fully vested) or surrendered until the normal expiry of the Option in accordance with its terms.

9.4	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of Retirement, such Option shall continue to vest in accordance with its terms and may be exercised (if such Option is fully vested) or surrendered at any time within 24 months of the Participant’s Termination Date unless otherwise provided in the terms of a particular Option. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 24 month period.

9.5	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of voluntary resignation (i) the unvested part of the Option shall be cancelled immediately and may not be exercised or surrendered and (ii) the vested part of such Option may be exercised or surrendered at any time within 30 days of the Participant’s Termination Date, but only to the extent that the Participant was entitled to exercise or surrender such Option at the Participant’s Termination Date. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 30 day period.

9.6	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of termination other than for Cause, such Option shall continue to vest in accordance with its terms and may be exercised (if such Option is fully vested) or surrendered at any time within 90 days of the Participant’s Termination Date. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 90 day period.

9.7	If, before the expiry of an Option in accordance with the terms thereof, a Change of Control shall occur and the Participant shall cease to be an officer or employee of the Employer by reason of termination:
(a)	by the Employer or by the entity that has entered into a valid and binding agreement with the Trust, the Corporation and/or other members of the Precision Group to effect the Control Change at any time after such agreement is entered into or during the Control Period and such termination was for any reason other than for Cause; or

(b)	by the Participant within 30 days after an act of Constructive Dismissal, provided such act of Constructive Dismissal occurs during the Control Period;
the Participant’s Options shall become fully vested and may be exercised or surrendered by the Participant (including such part, if any, thereto which, but for this Section 9.7, would not otherwise be able to be exercised or surrendered) at any time within 90 days of the Participant’s Termination Date. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 90 day period.

9.8	This Plan does not confer upon a Participant any right with respect to continuation as an officer or employee with the Precision Group nor does it interfere in any way with the right of the Participant or the Precision Group to terminate the Participant’s employment at any time.

9.9	Options shall not be affected by any change of employment of the Participant so long as the Participant continues to be employed by the Precision Group.

10.	Substitution Event

10.1	Unless Section 10.2 applies, upon the occurrence of a Substitution Event or a Permitted Reorganization, where the surviving or acquiring entity (the “Continuing Entity”) is a corporation or a “mutual fund trust” (within the meaning of the ITA), then the Continuing Entity shall substitute or replace similar options to purchase securities in the Continuing Entity (“Continuing Entity Options”) for the Options outstanding under this Plan on substantially the same terms and conditions as this Plan. For greater certainty, no consideration other than Continuing Entity Options shall be received and the excess of the aggregate fair market value of the securities of the Continuing Entity subject to the Continuing Entity Options immediately after the substitution or replacement over the aggregate option price of such securities under the Continuing Entity Options shall not exceed the excess of the aggregate Fair Market Value of the Trust Units subject to the outstanding Options immediately before such substitution or replacement over the aggregate Option Price of such Trust Units. Any such substitution or replacement shall, at all times, be made in compliance with the provisions of subsection 7(1.4) of the ITA and Section 409A of the Code.

10.2	In the event that:
(a)	the Continuing Entity does not (or, upon the occurrence of the Substitution Event or Permitted Reorganization, will not) substitute or replace Continuing Entity Options for the Options outstanding under this Plan on the same terms as described in Section 10.1;

(b)	the Board determines, acting reasonably, that such substitution or replacement is not practicable;

(c)	the Board determines, acting reasonably, that such substitution or replacement would give rise to adverse tax results, under the ITA or the Code, to holders of Options; or

(d)	the securities of the Continuing Entity are not (or, upon the occurrence of the Substitution Event or Permitted Reorganization, will not be) listed and posted for trading on a recognizable stock exchange;
the outstanding Options shall become fully vested and may be exercised or surrendered by the Participant (including such part, if any, thereto which, but for this Section 10.2, would not otherwise be able to be exercised or surrendered) at any time after the Participant receives written notice from the Board of such accelerated vesting and prior to the occurrence of the Substitution Event or Permitted Reorganization; provided, however, that such vesting, exercise or surrender shall be, unless otherwise determined in advance by the Board, effective immediately prior to, and shall be conditional on, the consummation of such Substitution Event or Permitted Reorganization. Any Options that have not been exercised or surrendered pursuant to this Section 10.2 shall be forfeited and cancelled without compensation to the holder thereof upon the consummation of such Substitution Event or Permitted Reorganization.

11.	Decisions of the Board

11.1	All decisions and interpretations of the Board respecting the Plan or any Options shall be conclusive and binding on the Trust and the Participants and their respective legal personal representatives.

12.	Amendment or Discontinuance of Plan

12.1	Subject to the policies, rules and regulations of any lawful authority having jurisdiction over the Trust (including any exchange on which the Trust Units are listed for trading), the Board may at any time, without further action by, or approval of, the holders of Trust Units, amend this Plan or any Option granted under this Plan in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:
(a)	ensure that Options granted under this Plan will comply with any provisions respecting trust unit options in the income tax or other laws in force in any country or jurisdiction of which a Person to whom an Option has been granted may from time to time perform services or be resident;

(b)	make amendments of a procedural or “housekeeping” nature;

(c)	change the termination provisions of an Option granted under the Plan which does not entail an extension of the expiry date of the Option beyond the original expiry date of the Option; or

(d)	terminate this Plan.
Any such amendments shall, if made, become effective on the date selected by the Board. The Board may not, however, without the consent of the Option holder, except as permitted by provisions of Articles 8 or 10 hereof, alter or impair any of the rights or obligations under any Option theretofore granted.

12.2	Notwithstanding Section 12.1, approval of the holders of Trust Units will be required in order to:
(a)	increase the maximum number of Trust Units reserved for issuance under the Plan;

(b)	reduce the Option Price in respect of any Option;

(c)	extend the period of time during which an Option must be exercised or surrendered;

(d)	increase any limit on grants of Options to Insiders of the Trust or the Corporation set out in the Plan;

(e)	add any form of financial assistance by the Trust or the Corporation for the exercise of any Option;

(f)	expand the circumstances under which Options may be assigned or transferred as permitted by Article 7 hereof;

(g)	amend the class of eligible participants under the Plan;

(h)	amend this Article 12; or

(i)	grant additional powers to the Board to amend the Plan or any Option without the approval of holders of Trust Units.
13.	Government Regulation

13.1	The Trust’s obligation to issue and deliver Trust Units on the exercise of any Option is subject to:
(a)	the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Trust shall determine to be necessary or advisable in connection with the authorization, issuance or sale of such Trust Units;

(b)	the admission of such Trust Units to listing on any stock exchange on which Trust Units may then be listed;

(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Trust Units as the Trust determines to be necessary or advisable in order to safeguard against the violation of the securities or income tax laws of any jurisdiction; and

(d)	the Board being satisfied that, upon the issuance of any Trust Units pursuant to the exercise of any Option, the Trust will continue to be in compliance with the provisions of the subsection 132(7) of the ITA (as amended from time to time and any successor provision thereto) relating to the Trust’s continued satisfaction of the requirements to constitute a mutual fund trust within the meaning of the ITA.
The Trust shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Trust Units in compliance with applicable securities laws and for the listing of such Trust Units on any stock exchange on which Trust Units are then listed.

13.2	The Precision Group may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Precision Group will be able to comply with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant.

14.	Participant’s Rights

A Participant shall not have any rights as a unitholder of the Trust in respect of any Trust Units issuable pursuant to an Option until the issuance of Trust Units upon the exercise of the Option or a portion thereof, and then only with respect to the Trust Units so issued. For greater certainty, a Participant shall not have the right or be entitled to exercise any voting rights, receive distributions or have or be entitled to any other rights as a unitholder of the Trust in respect of any Options.

15.	Approvals

15.1	If Trust Units cannot be issued to a Participant upon the exercise of an Option for any reason which, in the opinion of the Board, acting reasonably, would result in undue expense to the Trust as a result of the Trust being required to comply with non-Canadian regulatory requirements, the obligation of the Trust to issue such Trust Units shall terminate and any funds paid to the Trust in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable. In such circumstances, such Participant shall be deemed to have elected to surrender the Option in accordance with Section 6.2 and such Participant shall be paid the amount specified in that Section.

15.2	If Trust Units cannot be issued to a Participant upon the exercise of an Option due to a decision by the Board that the condition in Section 13.1(d) would be, or is at risk of being, violated as a consequence of such issuance, the obligation of the Trust to issue such Trust Units shall terminate and any funds paid to the Trust in connection with the exercise of such Option shall be returned to the relevant Participant as soon as practicable. In such circumstances, such Participant shall be deemed to have elected to surrender the Option in accordance with Section 6.2 and such Participant shall be paid the amount specified in that Section.

16.	Effective Date

This Plan is effective from ___, 2009.